As filed with the Securities and Exchange Commission on July 12, 2011
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_____________________________
RADISYS CORPORATION
(Exact name of registrant as specified in its charter)

Oregon	93-0945232
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

5445 NE Dawson Creek Drive
Hillsboro, Oregon 97124
(Address of principal executive offices)

Sixth Amended and Restated Continuous Computing Corporation 1998 Stock Incentive Plan
(Full title of the plan)

Brian J. Bronson
President and Chief Financial Officer
RadiSys Corporation
5445 NE Dawson Creek Drive
Hillsboro, Oregon 97124
(503) 615-1100
(Name, address and telephone number, including area code, of agent for service)

With a copy to:
Amar Budarapu
Baker & McKenzie LLP
2001 Ross Avenue, Suite 2300
Dallas, Texas 75201

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer    ☐            Accelerated Filer    ☒
Non-accelerated Filer    ☐            Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par value	323,123 (2)	$8.29	$2,678,690	$311.00

(1) Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock of RadiSys Corporation (the “Company”), no par value per share (the "Common Stock"), in respect of the shares of Common Stock identified in the above table as a result of any stock dividend, stock split, recapitalization or other similar transaction. In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the benefit plan described herein.

(2) Represents the number of shares of Common Stock reserved for issuance in connection with the merger of RadiSys Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of the Company, with and into Continuous Computing Corporation, a Delaware corporation (“CCPU”), as a result of the conversion of CCPU's stock options granted under the Sixth Amended and Restated Continuous Computing Corporation 1998 Stock Incentive Plan into a right to purchase shares of the Company's common stock pursuant to the merger agreement.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 (c) and (h) promulgated under the Securities Act of 1933, as amended. The price is based upon the average of the high and low prices of the Company's Common Stock on July 11, 2011, as reported on the Nasdaq Global Select Market.

EXPLANATORY STATEMENT
On July 8, 2011, RadiSys Corporation, an Oregon corporation (“RadiSys” or the “Company”), and Continuous Computing Corporation, a Delaware corporation (“CCPU”), consummated the merger (the “Merger”) of RadiSys Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of RadiSys (“Merger Sub”), with and into CCPU, with CCPU surviving the Merger as an indirect, wholly-owned subsidiary of RadiSys, pursuant to the terms and conditions of an Agreement and Plan of Merger, dated May 2, 2011, among RadiSys, CCPU, Merger Sub and Shareholder Representative Services LLC, as representative of the stockholders of CCPU and such other persons entitled to receive consideration thereunder (the “Merger Agreement”).
CCPU's common stock, par value $0.01 per share (the “CCPU Common Stock”), is no longer outstanding, and each share of CCPU Common Stock outstanding at the effective time of the Merger has been converted into the right to receive the consideration described in the Merger Agreement.
In connection with the Merger, and as of the effective time of the Merger, each option (a “CCPU Option”) to purchase shares of CCPU Common Stock granted under the Sixth Amended and Restated Continuous Computing Corporation 1998 Stock Incentive Plan (the “CCPU Plan”), that has not vested on or prior to June 30, 2011 and was outstanding and unexercised immediately prior to the effective time of the Merger ceased to represent a right to acquire shares of CCPU Common Stock, and was converted into a right to purchase shares of RadiSys common stock, no par value (“RadiSys Common Stock”), (at the equity compensation exchange ratio as determined pursuant to the Merger Agreement), subject to the terms of the CCPU Plan and CCPU option award agreement. At the effective time of the merger, RadiSys assumed all rights and obligations under the CCPU Plan, as amended prior to the Merger.
This registration statement has been filed for the purpose of registering RadiSys Common Stock issuable upon the exercise of the CCPU Options assumed by RadiSys pursuant to the Merger Agreement.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in Part I of this registration statement on Form S-8 will be sent or given to the participants in the CCPU Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”). These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents that RadiSys has filed with the Commission are hereby incorporated by reference into this registration statement:

(a)    Annual Report on Form 10-K for the year ended December 31, 2010;

(b)    Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011;

(c)    Current Reports on Form 8-K filed on February 1, May 3, May 4, May 24, and July 11, 2011 (excluding any information furnished under Items 2.02, 7.01 and 9.01 thereof); and

(e)    Description of RadiSys Common Stock as contained in the section entitled “Description of Capital Stock” in the Company's Registration Statement on Form S-3 filed on October 26, 2010 (Registration File No. 333-170148), including all amendments and reports filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post‑effective amendment to the registration statement which indicates that all securities offered hereunder have been sold or which deregisters all shares then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which is also or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interest of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Article VII of the Company's Second Restated Articles of Incorporation and Article V of the Company's Restated Bylaws require indemnification of current or former directors of the Company to the fullest extent permitted by law. The right to and amount of indemnification will ultimately be subject to determination by a court that indemnification in the circumstances presented is consistent with public policy and other provisions of law. However, it is likely that Article VII of the Company's Second Restated Articles of Incorporation and Article V of the Company's Restated Bylaws would require indemnification at least to the extent that indemnification is authorized by the Oregon Business Corporation Act. The effect of the indemnification provisions contained in Article VII of the Company's Second Restated Articles of Incorporation, Article V of the Company's Restated Bylaws and the Oregon Business Corporation Act (the “indemnification provisions”) is summarized as follows:
(a) The indemnification provisions grant a right of indemnification in respect of any action, suit or proceeding (other than an action by or in the right of the Company) against expenses (including attorney fees), judgments, fines and amounts paid in settlement actually and reasonably incurred, if the person concerned acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, was not adjudged liable on the basis of receipt of an improper personal benefit and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The termination of an action, suit or proceeding by judgment, order, settlement, conviction or plea of nolo contendere does not, of itself, create a presumption that the person did not meet the required standards of conduct.
(b) The indemnification provisions grant a right of indemnification in respect of any action or suit by or in the right of the Company against the expenses (including attorney fees) actually and reasonably incurred if the person concerned acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, except that no right of indemnification will be granted if the person is adjudged to be liable to the Company.
(c) Every person who has been wholly successful on the merits of a controversy described in (a) or (b) above is entitled to indemnification as a matter of right.
(d) The Company may not indemnify a director unless it is determined by (1) a majority of a quorum of disinterested directors or a committee of disinterested directors, (2) independent legal counsel or (3) the shareholders that indemnification is proper because the applicable standard of conduct has been met. Indemnification can also be ordered by a court if the court determines that indemnification is fair in view of all of the relevant circumstances.
(e) The Company will advance to a director the expenses incurred in defending any action, suit or proceeding in advance of its final disposition if the director affirms in good faith that he has met the standard of conduct to be entitled to indemnification as described in (a) or (b) above and undertakes to repay any amount advanced if it is determined that the person did not meet the required standard of conduct.
Under the Oregon Business Corporation Act, an officer of the Company is entitled to mandatory indemnification to the same extent as a director of the Company if he was wholly successful on the merits of a controversy described in (a) or (b) above.
The Company has entered into indemnity agreements with each of its officers and directors. The agreements provide that the Company shall indemnify an officer or director if he or she is a party to or threatened to be made a party to any proceeding (other than a proceeding by or in the right of the Company to procure a judgment in its favor) against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the officer or director in connection with the proceeding, but only if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company and, in the case of a criminal proceeding, in addition, had no reasonable cause to believe that his or her conduct was unlawful.
Under the indemnity agreements, the Company shall also indemnify an officer or director if he or she is a party to or threatened to be made a party to any proceeding by or in the right of the Company to procure a judgment in its favor against all expenses actually and reasonably incurred by the officer or director in connection with the defense or settlement of the proceeding, but only if the officer or director acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company. Provided, however, no indemnification for expenses shall be made in respect of any claim, issue or matter as to which the officer or director shall have been finally adjudged by a court to be liable to the Company, unless and only to the extent that a court determines that the officer or director is fairly and reasonably entitled to indemnity.
Notwithstanding the foregoing, the indemnity agreements also provide that the Company shall indemnify an officer or director to the fullest extent permitted by law if the officer or director is a party to or threatened to be made a party to any proceeding (including a proceeding by or in the right of the Company to procure a judgment in its favor) against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the officer or director in connection with the proceeding. Provided, however, no indemnity shall be made under this provision on account of conduct by the officer or director which constitutes a breach of his or her duty of loyalty to the Company or its shareholders or is an act or omission not in good faith or which involves intentional misconduct or a knowing violation of the law.
Additionally, the Company shall indemnify an officer or director to the fullest extent permitted by law if he or she is a party to or threatened to be made a party to any proceeding (including a proceeding by or in the right of the Company to procure a judgment in its favor) against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the officer or director in connection with the proceeding.
The Company shall pay the expenses incurred by an officer or director in any proceeding in advance if the officer or director provides certain information and undertakings.
As used in the indemnity agreements, the term “proceeding” includes any threatened, pending or completed action, suit or proceeding, whether brought in the right of the Company or otherwise and whether of a civil, criminal, administrative or investigative nature, in which the officer or director may be or may have been involved as a party or otherwise by reason of the fact that he or she is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not serving in such capacity at the time any liability or expense is incurred for which indemnification or reimbursement can be provided under the agreement.
As used in the indemnity agreements, the term “expenses” includes, without limitation, expense of investigations, judicial or administrative proceedings or appeals, attorneys' fees and disbursements and any expenses of establishing a right to indemnification under the indemnity agreement, but does not include amounts paid in settlement by an officer or director or the amount of judgments or fines against him or her.
The Company has also obtained insurance for the protection of its directors and officers against any liability asserted against them in their official capacities.
The rights of indemnification described above are not exclusive of any other rights of indemnification to which the persons indemnified may be entitled under any bylaw, agreement, vote of shareholders or otherwise.

Item 7.    Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1
Second Restated Articles of Incorporation and amendments thereto. Incorporated by reference from Exhibit 4.1 to the Company's Registration Statement on Form S-8, filed on September 1, 2006, File No. 333-137060, as amended by the Articles of Amendment incorporated by reference from Exhibit 3.1 in the Company's Current Report on Form 8-K filed on January 30, 2008.

4.2
Restated Bylaws. Incorporated by reference from Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q filed on May 8, 2007, as amended by the Amendment to Restated Bylaws incorporated by reference from Exhibit 3.1 in the Company's Current Report on Form 8-K filed on May 3, 2011.

4.3	Specimen common stock certificate. Incorporated by reference from Exhibit 4.3 to the Company's Registration Statement on Form S-8, filed on September 1, 2006, Registration No. 333-137060.
4.4*	Sixth Amended and Restated Continuous Computing Corporation 1998 Stock Incentive Plan.
4.5*	Amendment to Sixth Amended and Restated Continuous Computing Corporation 1998 Stock Incentive Plan, dated June 23, 2011.
4.6*	Amendment to Sixth Amended and Restated Continuous Computing Corporation 1998 Stock Incentive Plan, dated July 6, 2011.
4.7*	Notice of Option Assumption and Conversion under the Sixth Amended and Restated Continuous Computing Corporation 1998 Stock Incentive Plan for U.S. employees.
4.8*	Notice of Option Assumption and Conversion under the Sixth Amended and Restated Continuous Computing Corporation 1998 Stock Incentive Plan for non-U.S. employees.
5.1*	Opinion of Stoel Rives LLP.
23.1*	Consent of KPMG LLP.
23.2*	Consent of Stoel Rives LLP. Incorporated by reference to Exhibit 5.1 to this Registration Statement.
24.1*	Powers of Attorney (included in the signature page to this Registration Statement).

*	Filed herewith.

Item 9.    Undertakings.

(a)    The undersigned registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that the undertakings set forth in paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hillsboro, State of Oregon, on this 12th day of July, 2011.

RADISYS CORPORATION

By:	/s/ Brian J. Bronson
Brian J. Bronson
President and Chief Financial Officer

POWER OF ATTORNEY
We, the undersigned officers and directors of RadiSys Corporation hereby severally and individually constitute and appoint Michel Dagenais and Brian J. Bronson, and each of them, the true and lawful attorneys and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments to this Registration Statement on Form S-8, and all instruments necessary or advisable in connection therewith, and to file the same with the Securities and Exchange Commission, each of said attorneys and agents to have power to act with or without the other and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents and each of them to any and all such amendments and other instruments.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Michel Dagenais	Chief Executive Officer and Director	July 8, 2011
Michel Dagenais	(Principal Executive Officer)

/s/ Brian J. Bronson	President and Chief Financial Officer	July 8, 2011
Brian J. Bronson	(Principal financial and accounting officer)

/s/ Scott C. Grout	Vice Chairman of the Board and Director	July 7, 2011
Scott C. Grout

/s/ C. Scott Gibson	Chairman of the Board and Director	June 29, 2011
C. Scott Gibson

/s/ Richard J. Faubert	Director	June 29, 2011
Richard J. Faubert

/s/ Dr. William W. Lattin	Director	June 30, 2011
Dr. William W. Lattin

/s/ Kevin C. Melia	Director	July 4, 2011
Kevin C. Melia

/s/ Carl Neun	Director	July 1, 2011
Carl Neun

/s/ David Nierenberg	Director	July 7, 2011
David Nierenberg

/s/ Niel Ransom	Director	July 1, 2011
Niel Ransom

/s/ Lorene K. Steffes	Director	June 29, 2011
Lorene K. Steffes

Exhibit Index

Exhibit No.	Description
4.1
Second Restated Articles of Incorporation and amendments thereto. Incorporated by reference from Exhibit 4.1 to the Company's Registration Statement on Form S-8, filed on September 1, 2006, File No. 333-137060, as amended by the Articles of Amendment incorporated by reference from Exhibit 3.1 in the Company's Current Report on Form 8-K filed on January 30, 2008.

4.2
Restated Bylaws. Incorporated by reference from Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q filed on May 8, 2007, as amended by the Amendment to Restated Bylaws incorporated by reference from Exhibit 3.1 in the Company's Current Report on Form 8-K filed on May 3, 2011.

4.3	Specimen common stock certificate. Incorporated by reference from Exhibit 4.3 to the Company's Registration Statement on Form S-8, filed on September 1, 2006, Registration No. 333-137060.
4.4*	Sixth Amended and Restated Continuous Computing Corporation 1998 Stock Incentive Plan.
4.5*	Amendment to Sixth Amended and Restated Continuous Computing Corporation 1998 Stock Incentive Plan, dated June 23, 2011.
4.6*	Amendment to Sixth Amended and Restated Continuous Computing Corporation 1998 Stock Incentive Plan, dated July 6, 2011.
4.7*	Notice of Option Assumption and Conversion under the Sixth Amended and Restated Continuous Computing Corporation 1998 Stock Incentive Plan for U.S. employees.
4.8*	Notice of Option Assumption and Conversion under the Sixth Amended and Restated Continuous Computing Corporation 1998 Stock Incentive Plan for non-U.S. employees.
5.1*	Opinion of Stoel Rives LLP.
23.1*	Consent of KPMG LLP.
23.2*	Consent of Stoel Rives LLP. Incorporated by reference to Exhibit 5.1 to this Registration Statement.
24.1*	Powers of Attorney (included in the signature page to this Registration Statement).

*	Filed herewith.